                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               XeTel Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

[XETEL CORPORATION LETTERHEAD]

                                             July 31, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders ("Annual Meeting") of XeTel Corporation, a Delaware Corporation (the "Company"), which will be held at 10:30 A.M. Central Time on Wednesday, August 23, 2000, at the J. J. Pickle Research Center auditorium, building 137, room 1.102, located at 10100 Burnet Road, Austin, Texas 78758.

     The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting.

     After careful consideration, the Company's Board of Directors has unanimously approved PROPOSAL ONE and recommends you vote FOR the election of Board members proposed in this proxy and AGAINST the shareholder proposal included in this year's proxy as PROPOSAL TWO.

     Your vote is important to the Company. After reading the Proxy Statement, please mark, date, sign and return no later than August 14, 2000, the enclosed proxy card in the accompanying reply envelope. If you decide to attend the Annual Meeting, please notify the Secretary of the Company you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of the Company's Fiscal Year 2000 Annual Report to Stockholders is also enclosed.

     The Board of Directors and Management look forward to seeing you at the Annual Meeting.

                                       Sincerely,

                                       /s/ ANGELO A. DECARO, JR.

                                       Angelo A. DeCaro, Jr.
                                       President and Chief Executive Officer

                            [XETEL CORPORATION LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 23, 2000

To the Stockholders of XeTel Corporation:

       NOTICE IS HEREBY GIVEN the Annual Meeting of Stockholders ("Annual Meeting") of XeTel Corporation, a Delaware corporation (the "Company"), will be held at 10:30 A.M. Central Time on Wednesday, August 23, 2000, at the J.J. Pickle Research Center auditorium, building 137, room 1.102, located at 10100 Burnet Road, Austin, Texas 78758 for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

    (i) to elect one (1) Director to serve until the annual stockholders' meeting in the year 2003 by ratifying the Board appointment to fill the vacant Class II Board position and in addition, to elect one (1) Class II Director to serve until the annual stockholders' meeting in the year 2003 or in each case until their successors are elected and qualified;

    (ii) to transact such other matters, including one stockholder proposal, as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

       The foregoing items of business are more fully described in the proxy statement accompanying this notice.

       Only stockholders of record at the close of business on July 5, 2000 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's offices, 2105 Gracy Farms Lane, Austin, Texas 78758 for at least 10 days prior to the Annual Meeting.

       All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, please carefully read the accompanying proxy statement, which describes matters to be voted upon at the Annual Meeting, and mark, date, sign and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

                                     By order of the Board of Directors,

                                     /s/ JULIAN C. HART
                                     Julian C. Hart
                                     Secretary


Austin, Texas
July 31, 2000


YOUR VOTE IS IMPORTANT: IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            [XETEL CORPORATION LOGO]

                                   ----------

                                PROXY STATEMENT

                                   ----------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 23, 2000

                      GENERAL INFORMATION FOR STOCKHOLDERS

         THE ENCLOSED PROXY ("PROXY") IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF XETEL CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"), FOR USE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") TO BE HELD AT 10:30 A.M. CENTRAL TIME ON WEDNESDAY, AUGUST 23, 2000, AT THE J. J. PICKLE RESEARCH CENTER AUDITORIUM, BUILDING 137, ROOM 1.102, LOCATED AT 10100 BURNET ROAD, AUSTIN, TEXAS 78758, AND AT ANY ADJOURNMENT THEREOF.

         This proxy statement and the accompanying form of Proxy are to be first mailed to the stockholders entitled to vote at the Annual Meeting on or about July 31, 2000.

RECORD DATE AND VOTING

Stockholders of record at the close of business on July 5, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, there were 9,533,388 shares of the Company's common stock, $0.0001 par value per share (the "Common Stock"), outstanding and entitled to vote, held by 106 registered stockholders of record in street name for the benefit of approximately 2,060 owners. No shares of the Company's preferred stock, par value $0.0001, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the record date. If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the Proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted "FOR" the election of the two nominees of the Company for director as set forth under "ELECTION AND RATIFICATION OF APPOINTMENT OF DIRECTORS" (PROPOSAL 1) below; "AGAINST" the nominee of the shareholder for director as set forth under "ELECTION AND RATIFICATION OF APPOINTMENT OF DIRECTORS" (PROPOSAL 1); and "AGAINST" PROPOSAL 2. Abstentions and broker non-votes (i.e., the submission of a Proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will not be counted towards the tabulation of votes cast on proposals presented to the stockholders and along with broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

         Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Investor Relations in writing at 2105 Gracy Farms Lane, Austin, Texas 78758 or by telephone at (512) 435-1228. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by August 18, 2000.

                                   IMPORTANT

         PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, POSTAGE-PREPAID, RETURN ENVELOPE BY NO LATER THAN AUGUST 14, 2000, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

REVOCABILITY OF PROXIES

         Any stockholder giving a Proxy pursuant to this solicitation may revoke it at any time prior to its exercise by filing with the Assistant Secretary of the company at its offices at 2105 Gracy Farms Lane, Austin, Texas 78758 a written notice of such revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

         This solicitation of Proxies is made for the Board, and the Company will bear the costs of the solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to their principals. The Company may pay for and use the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies if the Board determines that it is advisable.

         THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED APRIL 1, 2000 (THE "ANNUAL REPORT") HAS BEEN MAILED CONCURRENTLY WITH THE MAILING OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TO ALL STOCKHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. THE ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT CONSIDERED PROXY SOLICITING MATERIAL.

--------------------------------------------------------------------------------

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

--------------------------------------------------------------------------------
                  PROPOSAL ONE - ELECTION AND RATIFICATION OF
                            APPOINTMENT OF DIRECTORS
GENERAL

         The Company's Board is divided into three classes, with the term of office of one class expiring each year. The company has five Director seats, with one Director in Class 1, two Directors in Class II and two Directors in Class III. Kozo Sato, formerly a Class II Director, resigned his position on the Board and the remaining members of the Board appointed C. Scott Kulicke to serve as Director for the remainder of the term of office for a Class II Director. The term of office of C. Scott Kulicke and Alan R. Schuele expire at this year 2000 annual meeting. The term of office of Angelo A. DeCaro, Jr. and Ronald W. Guire expire at the year 2001 annual meeting. The term of office of Sam Densmore expires at the year 2002 annual meeting. At this Annual Meeting, stockholders will be asked to elect one (1) Class II Director with a term of three (3) years by ratifying the Board appointment to fill the vacant Class II Board seat and elect one (1) Class II Director with a term of three (3) years.

VOTE REQUIRED

         Each nominee receiving the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors shall be elected to the Board of Directors. Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. The Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting, but will not be counted as a vote cast at the Annual Meeting.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below, both of which are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR THE NOMINEES LISTED IN THE TABLE BELOW.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     The name of the Board -- recommended - nominees and certain information about each are set forth below:

Name of Nominee         Age        Position/Principal Occupation
---------------         ---        -----------------------------
Alan R. Schuele          54        Director (Class II)
C. Scott Kulicke         50        Director (Class II)

     MR. SCHUELE joined XeTel as a Director of the Company in August 1998. Mr. Schuele is currently a partner at Sevin Rosen Funds, a venture capital firm focused on investments in high technology companies. From August 1998 to July 1999 Mr. Schuele served as President and COO of Unitrode Corporation. Unitrode Corporation which designs, manufactures and sells analog/linear and mixed-signal integrated circuits was acquired by Texas Instruments in 1999. Prior to working with Unitrode, he was the President and CEO of Benchmarq Microelectronics, Inc. Mr. Schuele has also held a variety of senior management positions with Crystal Semiconductor, Mostek Corporation, Motorola Semiconductor and Texas Instruments.

     MR. KULICKE has served as a Director of the Company since January 2000. Mr. Kulicke has served with Kulicke & Soffa Industries, Inc., a leading supplier of semiconductor assembly equipment, as Chief Executive Officer since 1979 and Chairman of the Board since 1984. Prior to then he held a number of executive positions with Kulicke & Soffa. Mr. Kulicke also serves on the Board of Directors of General Semiconductor, Inc.

IN ADDITION TO THE FOREGOING NOMINATIONS, THE COMPANY HAS BEEN NOTIFIED A CERTAIN SHAREHOLDER INTENDS TO NOMINATE MR. MALCOLM HARGRAVE AT THE ANNUAL MEETING FOR ELECTION AS A DIRECTOR. MR. HARGRAVE IS 55, CURRENTLY PRESIDENT OF Q WORKS CORPORATION AND WAS PREVIOUSLY AN EMPLOYEE OF THE COMPANY.

THE COMPANY HAS FIVE BOARD SEATS AND THE BOARD RECOMMENDS MR. SCHUELE AND MR. KULICKE TO FILL THE DIRECTOR CLASS II SEATS BEING CONSIDERED AT THIS MEETING.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     The names and certain other information about the Directors whose terms of office continue after the Annual Meeting are set forth below:

Name of Incumbent           Age        Position/Principal Occupation
-----------------           ---        -----------------------------
Sam L. Densmore              59        Director (Class I)
Angelo A. DeCaro, Jr         48        Director (Class III)
Ronald W. Guire              51        Director (Class III)

     MR. DENSMORE has served as a Director of the Company since May 1997. From 1993 to November 1999, Mr. Densmore served with RF Monolithics, Inc., a radio frequency component and module designer and manufacturer, including as its President and Chief Executive Officer since 1996, Director since 1994 and Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary from 1993 to 1996. In 1991, Mr. Densmore founded the IBC Group, a private consulting company, and served as its President from 1991 to 1993. From 1984 to 1990, Mr. Densmore was employed at Recognition International, Inc., a document image processing company. During that period, Mr. Densmore served as Senior Vice President, Treasurer and Chief Financial Officer from 1989 to 1990 and Vice President of Corporate Development from 1984 to 1989. Mr. Densmore is a Certified Public Accountant.

     MR. DECARO has served as a Director and President of the Company since 1993, and in August 1995 was elected its Chief Executive Officer. Mr. DeCaro was employed by IBM from 1974 to 1993, and served as Director of Operations-Printed Wiring Board and Services at IBM's circuit board facility in Austin, Texas from 1992 to 1993 and Plant Manager of the same facility from 1989 to 1992.

     MR. GUIRE has served as Chairman of the Board of Directors since April 1998. Prior to April 1998, Mr. Guire served as a Director of the Company from 1986 to April 1998 and as Secretary from 1991 to September 1996. Mr. Guire has served with EXAR Corporation ("EXAR"), a semiconductor designer and manufacturer, since 1984 including as Executive Vice President since June 1995, as Senior Vice President from 1989 to 1995 and as a director, Secretary of the Board of Directors and Chief Financial Officer since 1985. Mr. Guire was formerly a partner in the public accounting firm of Graubart & Co. from 1979 to 1985.

     There is no family relationship between any Director of the Company.


--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or awarded by the Company during fiscal 2000 to the President and Chief Executive Officer and each of the four other most highly compensated officers of the Company whose total annual compensation in such year exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended March 28, 1998 and March 27, 1999 and April 1, 2000:


                           SUMMARY COMPENSATION TABLE

                                                       Annual                              Long-Term
                                                    Compensation                      Compensation Awards
                                         ------------------------------------      ----------------------------
                                                                 Other Annual      Restricted       Securities          All Other
                             Fiscal                              Compensation        Stock          Underlying         Compensation
                              Year       Salary       Bonus         ($)(1)           ($)(2)         Options (#)           ($)(3)
                            --------     -------     -------    -------------      -----------      -----------        -------------
Angelo A. DeCaro, Jr.....    2000        221,912          --         5,400               --            25,000              2,500
  President and Chief        1999        199,616          --         4,800           35,000            35,000              2,500
  Executive Officer and      1998        180,000      10,000         4,800           29,688            25,000              2,375
  Director


William A. Peten.........    2000        167,000      10,000            --               --            15,000              2,127
  Senior Vice President,     1999        158,462          --            --           17,500            20,000              2,043
  Corporate Materials and     1998        134,904       5,000            --           14,844            10,000              1,811
  Systems


Stephen D. Sauter........    2000        168,885      15,000         5,400               --            20,000              1,923
  Vice President, Sales      1999        156,539          --         4,800           17,500            25,000              2,432
  and Marketing              1998         92,308      33,231        28,398(4)            --            50,000(4)              --


Richard S. Chilinski.....    2000        166,154      15,000            --               --            20,000              1,798
  Senior Vice President,     1999        153,077          --            --           17,500            20,000              1,976
  Chief Financial Officer    1998        132,500       5,000            --           14,844            10,000              1,781
  and Assistant Secretary


Norman E. O'Shea.........    2000        160,898          --         4,800               --            15,000              1,050
  Vice President, General    1999        144,833          --         4,800            8,750            10,000              1,077
  Manager XeTel West         1998        135,562          --         4,000               --            15,000              1,585

----------

(1) Represents car allowances.

(2) Messrs. DeCaro, Peten, Sauter, Chilinski and O'Shea were issued 10,000, 5,000, 5,000 and 2,500, respectively, shares of Common Stock on August 11, 1998. The market price of the shares on the award date was $3.50. The shares will vest in full upon completion of two years of continued service.

    Messrs. DeCaro, Peten and Chilinski were issued 5,000, 2,500 and 2,500, respectively, shares of Common Stock on April 20, 1998, based on fiscal 1998 performance. The market price of the shares on the award date was $5.94. The shares will vest in full upon completion of two years of continued service. As of the last day of fiscal 1998, Messrs. DeCaro, Peten and Chilinski had no shares of restricted stock of the Company.

(3) Represents matching contributions under the Company's 401(k) Profit Sharing Plan.

(4) Mr. Sauter joined the Company in August 1997, and at such time was granted 50,000 options and was reimbursed approximately $25,600 of moving expenses in connection with his joining the Company.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the 1997 Plan to the Named Executive Officers during the 2000 fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   Individual Grants                                                         Potential
                              ----------------------------                                              Realizable Value at
                                              % of Total                                                Assumed Annual Rates
                               Number of        Options                                                    of Stock Price
                              Securities      Granted to                                                  Appreciation for
                              Underlying      Employees in                                               Option Term ($)(5)
                               Options         Fiscal Year       Exercise Price        Expiration       --------------------
    Name                      Granted(1)          (2)             ($/Share)(3)           Date(4)           5%          10%
---------------------         -----------     ------------       --------------        -----------      --------    --------
Angelo A. DeCaro, Jr.            25,000          6.73%               2.00                8/16/06         20,355      47,536

William A. Peten                 15,000          4.04                2.00                8/16/06         12,213      28,462

Stephen D. Sauter                20,000          5.38                2.00                8/16/06         16,284      37,949

Richard S. Chilinski             20,000          5.38                2.00                8/16/06         16,284      37,949

Norman E. O'Shea                 15,000          4.04                2.00                8/16/06         12,213      28,462

----------

(1) Options were granted on August 17, 1999 under the 1997 Plan. Each option will become exercisable as to twenty-five percent (25%) of the shares upon the optionee's completion of one (1) year of service measured from the grant date and with respect to the balance of the shares in a series of equal annual installments over (3) years of service thereafter. The option will become immediately exercisable upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity. Any assumed options will become immediately exercisable following an optionee's involuntary termination of service, other than for cause, if such involuntary termination occurs within 18 months, following the acquisition of the Company by merger or asset sale or a change in control of the Company.

(2) The Company granted options to purchase an aggregate of 371,700 shares of Common Stock to employees during fiscal 2000, including options granted to Named Executive Officers.

(3) The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Plan Administrator may also assist an optionee in the exercise of an option by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Plan Administrator has the discretionary authority to reprice outstanding options under the Plan through the cancellation of those options and the grant of replacement options with an exercise price based on the lower fair market value of the option shares on the regrant date.

(4) Each option has maximum term of seven (7) years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(5) Potential realizable value is based on assumption that the market price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven (7) year option term. There can be no assurance that the actual stock price appreciation over the seven (7) year option term will be at the assumed five percent (5%) and ten percent (10%) levels or at any other defined level.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning option exercises and option holdings for the fiscal year ended April 1, 2000 for each of the Named Executive Officers:

                                           Value Realized            Number of Securities
                            Shares         (Market Price            Underlying Unexercised           Value of Unexercised
                           Acquired         at Exercise                   Options at                In-The-Money Options at
                             on              Date less                Fiscal Year-End(#)             Fiscal Year-End($)(1)
                           Exercise        Exercise Price)        ----------------------------      ---------------------------
       Name                  (#)                ($)               Exercisable    Unexercisable      Exercisable   Unexercisable
----------------------     --------        ---------------        -----------    -------------      -----------   -------------
Angelo A. DeCaro, Jr....      --                 --                 223,750          81,250           285,075        30,000
William A. Peten........      --                 --                 124,500          42,500           174,773        17,813
Stephen D. Sauter.......      --                 --                  31,250          63,750               625        24,375
Richard S. Chilinski....      --                 --                 104,500          23,438           137,473        23,438
Norman E. O'Shea........      --                 --                  40,000          40,000                --        16,875

----------

(1) Based on the fair value of the Company's Common Stock as of March 31, 2000 of $3.125 per share, less the exercise price for such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board was comprised of Messrs. Guire, Densmore, Kulicke and Schuele. Neither of these individuals was an officer or employee of the Company at anytime during Fiscal 2000.

     No current executive Officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that was or has had one or more executive officers serving as a member of the Company's Board or Compensation Committee.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10 percent (10%) of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission ("SEC"). Such officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended April 1, 2000, all reporting requirements under Section 16(a) were met in a timely manner by its officers, Directors and greater than ten percent beneficial owners.

                        REPORT OF COMPENSATION COMMITTEE

GENERAL

     The Compensation Committee of the Board of Directors (the "Committee"), is compromised of non-employee Directors. The current members of the Committee are Messrs. Guire, Densmore, Kulicke and Schuele. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. The Committee is responsible for recommending to the Board the compensation programs and levels of pay for executive officers and also serves as the Stock Option Committee, to administer the Company's stock option plan, including the awarding of grants thereunder. The Committee also advises management on pay programs and levels for other employees.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     Through the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which seek to tie executive compensation to the attainment of Company-wide, business unit and individual performance objectives, while providing compensation sufficient to attract, motivate and retain talented executives who will contribute to the Company's long-term success. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual and longer-range incentive compensation and other competitive arrangements to attract and motivate its executives. Annual incentive compensation is variable and is closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value. During fiscal 2000, compensation for the Company's executive officers consisted of base salary, annual cash incentive opportunities, longer-term equity incentives, participation as eligible employees (with all other eligible employees of the Company) in the Company's 401(k) Savings Plan, an auto allowance for certain executive officers, and certain benefits available generally to employees of the Company.

BASE SALARY

     The Compensation Committee fixes the base salary of the President and Chief Executive Officer and reviews and approves base salaries for each of the Company's other executive officers annually in connection with annual performance reviews. In adjusting these base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. The Committee considers a mix of factors and evaluates individual performance against that mix both in absolute terms, in relation to the executive's peers within the Company and competitive salary survey information.

     To assist in recruiting highly qualified management, the Committee generally targets base salaries paid to executive officers at competitive levels, depending on individual qualifications and experience.

     During fiscal 2000, the Compensation Committee increased the salary of the President and Chief Executive Officer, resulting in an adjusted salary comparable to mid-range salaries paid to chief executive officers of comparable-sized high technology companies. Based on the Compensation Committee's conclusion that salaries of the Company's other executive officers should be aligned with the salaries of executive officers at comparable-sized high technology companies, salary adjustments for the other executive officers ranged up to 11% in fiscal 2000.

ANNUAL INCENTIVE OPPORTUNITIES

     The Company maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For most executive officers and other key employees, bonuses are based primarily on Company-wide performance targets. For senior management personnel, while Company-wide performance is a factor, significant weight is also given to individual performance and the performance of particular operation groups within the Company. Company-wide, operating group and individual targets are established annually for these bonus programs.

     The Company maintains an annual incentive award program designed to reward management and other key employees for Company-wide, business unit and individual performance. Under the program, executive officers (including the Chief Executive Officer) receive a percentage of their base salary based upon the achievement of targeted levels of performance. These levels of performance include but are not limited to, the Company's level of net sales and earnings and other criteria related to asset management, productivity, quality and throughput to the extent that achievement of such goals are affected by the individual's performance. For the Chief Executive Officer, the target percentage for fiscal 2000 was 50% of base salary, and the target percentage was 30% for the other executive officers. Target awards are subject to a multiplier, calculated on the basis of actual results against each of the performance criteria in the cases of the Chief Executive Officer and other officers.

EQUITY INCENTIVES


     The Company has utilized the 1997 Plan to further align the interests of stockholders and management by creating common incentives related to the possession by management of substantial economic interest in the long-term appreciation of the Company's stock. Generally, options under the Plan are granted with exercise prices set at the fair market value of the underlying stock on the date of grant, have a term of seven years, and are subject to vesting over four years. In determining the size of a stock issuance award or an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options and stock issuance awards, although outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility.

     In fiscal year 2000, the Committee granted stock options to executive officers. After considering the criteria discussed above, the Committee granted to Mr. DeCaro options to purchase 25,000 shares. In addition to amounts granted associated with joining the Company, the Committee also granted options to other executive officers to acquire shares ranging in aggregate amounts from 15,000 to 20,000 shares. In general, in determining the size of all such grants, the Committee focused in particular on its conclusion, based on experience and informal information subjectively evaluated, that the stock and option holdings of the Company's executive officers were below the levels needed to provide appropriate equity incentives.

COMPLIANCE WITH INTERNAL REVENUE CODE 162(m)

     As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction of compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Stock Incentive Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

                                                                 RONALD W. GUIRE
                                                                    SAM DENSMORE
                                                                C. SCOTT KULICKE
                                                                 ALAN R. SCHUELE

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     The Company has not entered into any employment agreements with members of its senior management. However, the Company has entered into change-in-control agreements with certain members of its senior management, which provide if the officer is terminated (i) by the Company other than for cause, or by reason of the officer's death or permanent disability or (ii) by the officer following a change in certain conditions of employment, within eighteen (18) months after a "change in control" of the Company (as those terms are defined in the Change-In-Control Agreements), the Company will pay to the officer an amount equal to two times the annual rate of the officer's base salary in effect of the time of termination plus two times the bonus paid as defined in the annual executive variable pay plan for services rendered in the four fiscal quarters immediately preceding the termination. Additionally, each unvested stock option will automatically accelerate and the Company's repurchase right with respect to restricted stock issuances will immediately terminate. The Change-In-Control Agreements also provide the Company will make available certain insurance benefits at the officer's expense for the eighteen month period following the officer's termination.

STOCK PERFORMANCE GRAPH

The graph below depicts the Company's stock price as an index assuming $100 invested on February 14, 1996 (the date of the Company's initial public offering), along with the composite prices of companies listed in the NASDAQ Stock Composite Index, the NASDAQ Electronic Component Index and a Peer Group (defined below). The Peer Group consists of the following publicly held, mid-tier electronic manufacturing services companies whose business, taken as a whole, resembles the Company's activities: EFTC Corporation, IEC Electronics Corporation, SigmaTron International, Inc. and Sparton Corp. The Peer Group index was derived using the average of the individual company stock prices for each period. The comparisons in the graph are required by regulations of the Securities and Exchange Commission and are not intended to forecast or be indicative of the possible future performance of the Common Stock.

           COMPARISON OF CUMULATIVE TOTAL RETURN SINCE FEB. 14, 1996**
         Among XeTel Corporation, the NASDAQ Stock Composite Index-US,
       the NASDAQ Electronics Component Index and the XeTel's Peer Group


                                    [GRAPH]

                                        2/14/96     3/29/96     3/27/97    3/27/98      3/26/99     3/31/00
XeTel Corporation                         100          96          54         41           26          34
NASDAQ Electronics Component Index         100          96         170        194          272         810
NASDAQ Stock Composite Index - US         100         101         115        170          227         430
Peer Group                                100          95         152        164           69          64

     **$100 invested on February 14, 1996 in stock or index, including reinvestment of dividends.

          Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Report of the Compensation Committee and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 27, 2000 (i) by each person or group who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) by each Director of the Company and each Named Executive Officer of the Company who beneficially held shares of the Common Stock as of such date, and (iii) by all current executive officers and Directors of the Company as a group. Except as otherwise noted, each person's address is c/o XeTel Corporation, 2105 Gracy Farms Lane, Austin, Texas 78758, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by his or her spouse under applicable community property laws.

                                     Shares Beneficially Owned
     Name and address of             -------------------------
       Beneficial Owner               Number          Percent
       ----------------              --------         --------
Rohm U.S.A., Inc.
   149 Kifer Court
   Sunnyvale, CA 94086-5120.....    3,494,911          33.0
Julian C. Hart(1)...............      525,842           5.0
David W. Gault(2)...............      466,400           4.4
Angelo A. DeCaro, Jr.(3)(4)(5)..      248,302           2.3
William A. Peten(3)(6)..........      137,012           1.3
Richard S. Chilinski(3)(7)......      128,500           1.2
Ronald W. Guire(4)(8)...........      106,000           1.0
Norman E. O'Shea(3)(9)..........       44,844             *
Steve Sauter(3)(10).............       45,750             *
Sam L. Densmore(4)(11)..........       25,000             *
C. Scott Kulicke(4)(12).........       25,000             *
Alan R. Schuele(4)(13)..........       20,000             *
All current executive officers
   and Directors as a
   group(14)....................    1,306,250          12.3

-------------

*Represents less than one percent of the outstanding shares of Common Stock plus all options currently exercisable or exercisable within 60 days after May 27, 2000.


(1) Includes 47,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000, and includes 15,000 shares beneficially owned by Mr. Hart as executor.

(2) Includes 32,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000, and includes 220,328 shares owned by JDG Properties, Inc., Mr. Gault's defined benefit plan.

(3)  Named Executive Officer of the Company.

(4)  Director of the Company.

(5) Includes 223,750 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000, which may be subject to certain repurchase rights in accordance with the Automatic Option Grant Program.

(6) Includes 124,500 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000.

(7) Includes 104,500 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000.

(8) Includes 40,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000, which may be subject to certain repurchase rights in accordance with the Automatic Option Grant Program.

(9) Includes 40,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000.

(10) Includes 31,250 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000.

(11) Includes 25,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000, which may be subject to certain repurchase rights in accordance with the Automatic Option Grant Program.

(12) Includes 15,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000, which may be subject to certain repurchase rights in accordance with the Automatic Option Grant Program.

(13) Includes 20,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000, which may be subject to certain repurchase rights in accordance with the Automatic Option Grant Program.

(14) Includes 671,000 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days after May 27, 2000.

BOARD MEETINGS AND COMMITTEES

        The Board held a total of four (4) meetings during fiscal 2000. During fiscal 2000, the Board had an Audit Committee, a Compensation Committee, a Special Committee and a Nominating Committee.

        The Audit Committee currently comprised of Messrs. Densmore, Guire, Kulicke and Schuele met seven (7) times during fiscal 2000. The Audit Committee recommends to the Board the engagement of the Company's independent accountants and reviews with such accountants the plan, scope and results of their examination of the financial statements.

        The Compensation Committee, currently comprised of Messrs. Guire, Densmore, Kulicke and Schuele met four (4) times during fiscal 2000. The Compensation Committee sets the level of compensation of executive officers and advises management with respect to compensation levels for key employees. The Compensation Committee also administers the Company's Option Plan.

        The Special Committee, currently composed of Messrs. Schuele, Guire, Densmore and Kulicke met one (1) time during fiscal 2000. The Special Committee reviews and makes recommendations to the Board on significant matters between the Company and its officers, directors, principal stockholders and affiliates (including Rohm).

        The Nominating Committee, currently comprised of Messrs. DeCaro, Densmore and Guire, met three (3) times during fiscal 2000. The Nominating Committee reviews the qualifications of, and makes recommendations to the Board with respect to, Director nominees who are properly presented to such committee.

        Each director attended or participated in 89% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal 2000.

BOARD COMPENSATION

        Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or on any Board committee. Directors who are not employees of the Company receive a quarterly retainer of $3,000 for their services and a fee of $1,000 for each Board meeting and $500 for each committee meeting attending, plus travel and lodging expenses where appropriate. The Chairman of the Board receives an additional $2,000 quarterly retainer. Under the Automatic Option Grant Agreement of the 1997 Plan, each individual who is first elected or appointed as a non-employee Board member will be granted a non-statutory option to purchase 15,000 shares of Common Stock. In addition, on the date of each annual stockholders meeting each individual who is to continue to serve as a non-employee Board member after the meeting shall be granted a non-statutory option to purchase an additional 5,000 shares of Common Stock, the exercise price per share being equal to the fair market value per share on the option grant date, provided each individual has served as a non-employee Board member for at least six (6) months.

-------------------------------------------------------------------------------

      PROPOSAL TWO - STOCKHOLDER PROPOSAL ON CHANGE-IN-CONTROL AGREEMENTS


The Company has been informed Mr. Malcolm Hargrave, 9412 Shady Valley Dr., Dallas, Texas 75238, the owner of 74,744 shares, intends to submit the following proposal at the meeting:

PROPOSED: "The Board of Directors is requested to undertake in good faith to amend or terminate, within the exercise of its business judgement and applicable law, certain "change-in-control" agreements made with members of senior management."

SUPPORT: "The "change-in-control" agreements are put in place to prevent capricious treatment of certain executives in the event that there is a substantial change in ownership or control of XeTel. These, for example, would obligate the Company to pay certain executives twice their annual wages including bonuses paid, if new controlling shareholders decided to replace them, other than for cause.

In my opinion, these agreements are appropriate only when these executives have established a track record of profit that compares favorably within the industry, and exceeds the amount owed them by a large multiple. XeTel's executive management has yet to earn that kind of profit for the company and should not be protected in this way. In addition, the Board of Directors hurts XeTel's chances for a merger by adding this obligation. The Board should therefore move to extricate XeTel from these "change in control" agreements until such time as they are reasonable."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    The Company has adopted change-in-control agreements as one element of a competitive total compensation program for its executives. This total compensation program is aimed at attracting, motivating, rewarding and retaining those individuals with the skills necessary for building long-term stockholder value. Including these agreements as part of the overall total compensation program is prevalent in industry. The Board believes the elimination of selected elements in the Company's total compensation program would dilute the effectiveness of such programs. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


-------------------------------------------------------------------------------


                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Company no later than March 23, 2001 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and the procedure set forth in the Bylaws of the Company.


                                 ANNUAL REPORT

    A copy of the Company's Annual Report to Stockholders for the year ended April 1, 2000 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about June 2, 2000. Stockholders may obtain a copy of this report, without charge, by writing to Investor Relations, XeTel Corporation, 2105 Gracy Farms Lane, Austin, Texas 78758.

                              CERTAIN TRANSACTIONS

     The Company has engaged in a number of transactions with Rohm in the past and expects to in the future. The Company believes that these transactions were on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. All significant transactions in the past and future, if any, between the Company and its officers, Directors, principal stockholders and affiliates (including Rohm) will be approved by a majority of the Company's independent Directors and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                  ACCOUNTANTS

     The Company's financial statements have been audited by PricewaterhouseCoopers LLP as independent accountants. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.


                                                       THE BOARD OF DIRECTORS

     Dated: July 31, 2000

DIRECTIONS TO ANNUAL MEETING:


                            LOCATION OF J.J. PICKLE
                             RESEARCH CAMPUS (PRC)


The Annual Meeting will be held at The J.J. Pickle Research Campus in the northwest area of Austin at 10100 Burnet Road. The main routes to the PRC are Mopac and IH-35. Take the Braker exit from either route, turn south on Burnet Road. The main entrance to PRC is just before the first traffic light (at Rutland). When entering the J.J. Pickle Center from Burnet Road, stop at the guard gate on Read Cranberry. Take a right onto Road A, the building for the Annual Shareholders Meeting is building 137, "the Commons", room 1.102.

                                XETEL CORPORATION

                                      PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 23, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                XETEL CORPORATION


     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held August 23, 2000 and the Proxy Statement and appoints Ronald W. Guire and Angelo A. DeCaro, Jr., and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of XeTel Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at XeTel Corporation, 10100 Burnet Road, Austin, Texas 78758 on Tuesday, August 23, 2000 at 10:30 A.M. Central Time (the "Annual Meeting"), and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

       PLEASE MARK YOUR
  [X]  VOTES AS IN THIS
       EXAMPLE.


                                              WITHHOLD
                                          AUTHORITY TO VOTE
                                    FOR   FOR ALL NOMINEES                                                  FOR   AGAINST   ABSTAIN
1.   To elect one (1) Director                                            2. Stockholder proposal on
     to serve until the annual      [ ]          [ ]                         change-in-control agreements   [ ]     [ ]       [ ]
     stockholders' meeting in
     the year 2003 by ratifying                 ALAN R. SCHUELE           The Board of Directors recommends a vote AGAINST PROPOSAL
     the Board appointment to fill                 (CLASS II)             2. This proxy, when properly executed, will be voted as
     the vacant Class II Board                                            specified. If no specification is made, this proxy will
     position and in addition,                  C. SCOTT KULICKE          be voted AGAINST this proposal.
     to elect one (1) Class II                     (CLASS II)
     Director to serve until the                                          The Board of Directors recommends a vote FOR THE DIRECTORS
     annual stockholders' meeting                                         LISTED IN PROPOSAL 1. This proxy, when properly executed,
     in the year 2003 or in each                                          will be voted as specified above. If no specification is
     case until their successors                                          made, this Proxy will be voted FOR the election of the
     are elected and qualified;                                           Directors listed above and against the shareholder nominee for director.
     WITHHOLD AUTHORITY for the
     following nominee(s) only:
     (write the name(s) of the
     nominee(s) in this space)








-----------------------------------------------    ---------------------------------------------    Date:___________________, 2000
SIGNATURE                                          SIGNATURE, IF HELD JOINTLY

Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships, limited liability companies and associations and give his or her title.